EXHIBIT 10.1

THE BRINK’S COMPANY

EXECUTIVE INCENTIVE PLAN
(Effective as of January 1, 2017)
I. PURPOSE

The purpose of The Brink's Company Executive Incentive Plan (the "Plan") is to ensure that the annual incentive component of each participant’s compensation is tied directly to the achievement of Company operating profit. Such component is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and be deductible by the Company. In addition, each annual incentive Award earned under the Plan, the receipt of which is not otherwise deferred under an eligible deferred compensation plan of the Company in accordance with Section 409A of the Code, is intended to be exempt from Section 409A of the Code as a “short-term deferral” of compensation.

II. DEFINITIONS

For the purposes of the Plan, the following terms shall have the following meanings:

AWARDS: The annual incentive awards made pursuant to the Plan.

BOARD OF DIRECTORS: The Board of Directors of The Brink's Company.

COMMITTEE: The Compensation and Benefits Committee of the Board of Directors or any successor thereto or other committee of the Board of Directors to which the Board of Directors delegates responsibility for this Plan. The Committee shall consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. If the Compensation and Benefits Committee does not consist solely of two or more “outside directors,” then the Committee shall be a sub-committee of the Compensation and Benefits Committee which does consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

COMPANY: The Brink's Company and its subsidiary companies.

ELIGIBLE EMPLOYEE: An employee of the Company who is designated an executive officer by the Committee; provided, however, that an Eligible Employee shall include, at a minimum, any employee of the Company who, as of the last day of the Plan Year, is, or is expected to be, the Chief Executive Officer of the Company (or is acting in such capacity) or one of the three (3) highest compensated officers of the Company (other than the Chief Executive Officer or the Chief Financial Officer) or is otherwise included in the group of “covered employees” as defined in Section 162(m) of the Code.

PLAN YEAR: The calendar year.

SECTION 409A: Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.

III. EFFECTIVE DATE; TERM

The Plan is effective as of January 1, 2017, subject to approval by the affirmative vote of a majority of shares cast in the proposal to approve the plan at the Company’s 2017 Annual Meeting of Shareholders, at which the material terms of this Plan shall be disclosed to the shareholders of the Company for approval in accordance with Section 162(m) of the Code. This Plan shall be null and void if shareholder approval is not so obtained at the Company’s 2017 Annual Meeting of Shareholders. No payments may be made under the Plan prior to such shareholder approval. The Plan shall remain in effect until such time as it shall be terminated by the Committee.

IV. AMOUNTS AVAILABLE FOR AWARDS

Awards with respect to any taxable year of the Company shall not exceed the limitations specified in Section VI of the Plan.

V. ELIGIBILITY FOR AWARDS

The Committee may grant an Award to any Eligible Employee not later than the ninetieth (90th) day of each Plan Year (and before twenty-five percent (25%) of the related service period has elapsed). The Committee shall determine each Eligible Employee who is to receive an Award, the amount to be paid if the Award becomes payable and any other terms of the Award as the Committee may establish (subject to the terms of the Plan).

The Committee, in granting Awards, shall give consideration to the contribution made by the Eligible Employee to achievement of the Company's established objectives and such other matters as it shall deem relevant.

VI. DETERMINATION OF AMOUNTS OF AWARDS

The Committee has sole authority to determine the amount and terms of an Award. Each Award will be denoted initially as the right to receive a stated percentage of the Non-GAAP Operating Profit of the Company for the Plan Year with respect to which the Award is granted, subject to the limits set forth in the Plan, or such lesser amount as the Committee or the terms of the Award may provide. The maximum Award that may become payable to the Chief Executive Officer is 1.5% (one and one-half percent) of Non-GAAP Operating Profit for the relevant Plan Year. The maximum Award that may become payable to any other Eligible Employee is 0.75% (seventy-five hundredths of one percent) of Non-GAAP Operating Profit for the relevant Plan Year. The Committee has the authority to exercise discretion within the above maximum in determining the amount of individual Awards that may become payable for any Plan Year. The Committee also has the authority, at any time prior to payment, to exercise discretion to reduce but not increase the amount of any individual Awards that would otherwise be paid under the Plan.

VII. FORM OF AWARDS

Payment of an Award shall be made in such medium as may be determined by the Committee, in (a) cash, (b) Company common stock or stock units (based on the applicable grant date fair value for financial reporting purposes) under the Company’s shareholder approved equity plan, or (c) a combination of (a) and (b), in each case subject to such restrictions as the Committee shall determine.

VIII. PAYMENT OF AWARDS

Awards may be paid at any time following the end of the Company’s Plan Year to which the Awards relate. Prior to payment of Awards, the Committee shall determine the achievement of Non-GAAP Operating Profit for the relevant Plan Year and the amount of Awards to be paid for the Plan Year. In determining the amount of Non-GAAP Operating Profit for the Plan Year, GAAP Operating Profit shall be adjusted or modified, in the same manner as for purposes of management’s discussion and analysis for the annual report on Form 10-K, for one or more of the following events or transactions: legal settlements;

reorganizations and restructurings; approved divestitures (including transactions where assets and/or liabilities are held for sale), exits of businesses and shut downs; mergers and acquisitions; tax rate adjustments; foreign exchange adjustments; Venezuela results; U.S. pension expense; and any significant, infrequent and/or unusual transactions.  The Committee’s certification of Non-GAAP Operating Profit will be in writing and in compliance with the requirements with Section 162(m) of the Code, so that any such Awards payable under the Plan will qualify as performance-based compensation under Section 162(m) of the Code. Notwithstanding the foregoing, after the delivery of the certification described herein, the Committee may, in its sole and absolute discretion, reduce any Award payable for such Plan Year, as described herein, but the Committee may not increase any Awards that are certified to be paid under the Plan based on the achievement of Non-GAAP Operating Profit. The Committee also shall certify, in writing, that the amount of any such Award does not exceed the limitation under Section VI. Notwithstanding the foregoing, any Award that becomes payable under the Plan, the receipt of which is not otherwise deferred under an eligible deferred compensation plan of the Company in accordance with Section 409A, shall be paid prior to the 15th day of the 3rd month of the Plan Year immediately following the Plan Year to which the Award relates, and as such is intended to be exempt from Section 409A as a “short-term deferral” of compensation.

Notwithstanding the foregoing, no Award will be payable under this Plan for a Plan Year to any Eligible Employee who does not remain in the employ or other service of the Company through the end of the applicable Plan Year; provided, however, that the Committee may, in its sole discretion, pay all or part of an Award to any Eligible Employee whose employment or other service with the Company is terminated prior to such date for any reason, unless such authority would result in any such Award to fail to qualify as performance-based compensation, in which event the Committee will have no such discretion. If an Eligible Employee is entitled to payment of an Award notwithstanding the termination of the Eligible Employee’s employment or other service, the Award will continue to be subject to the remaining terms of the Plan and be paid consistent with all other Awards for the Plan Year.

An Eligible Employee will be entitled to an Award for a Plan Year, which is prorated to reflect the period actually worked during that year and which will be payable at the same time Awards for other Eligible Employees are paid for that Plan Year, if the Eligible Employee is added as a participant after the ninetieth (90th) day of the Plan Year by act of the Committee, so long as such authority to add the Eligible Employee does not cause any Awards payable under the Plan that are intended to constitute performance-based compensation to fail to qualify as performance-based compensation. No such Award payable to any such Eligible Employee, however, shall constitute performance-based compensation under Section 162(m) of the Code, unless the Award is adjusted to address the requirements of Section 162(m) of the Code for Awards with a service period of less than a full Plan Year (in which case the maximum limit on Awards under the Plan also shall be prorated to reflect the reduced period of service).

In the event of a change of control of the Company during any Plan Year, the Committee may, in its sole discretion, take such action with respect to the Plan and any Award payable with respect to such Plan Year or any preceding Plan Year, as is consistent with and otherwise not contrary to the provisions of Section 162(m) of the Code with respect to Awards, as the Committee determines is in the best interest of the Company, including without limitation, providing for Awards to be payable based on performance through the date of the change in control where the change in control occurs during the Plan Year. For purposes of the Plan, change in control shall have the same definition as under the Company’s 2013 Equity Incentive Plan or any successor plan, as amended from time to time.

IX. SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including Eligible Employees).

X. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Committee shall administer the Plan. The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including, to the extent the Award would still qualify as performance-based compensation under Section 162(m) of the Code, the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

If the standards or other criterion upon which Awards for any Plan Year are based shall have been affected by special factors, including, but not limited to, (a) any merger, consolidation, sale of assets, reorganization, business combination or similar event involving the Company, (b) material changes in accounting policies or practices, (c) material acquisitions or dispositions of property, or (d) other unusual or unplanned items, which in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee shall, for purposes of the Plan, adjust such standards or other criterion for such Plan Year (and subsequent Plan Years, as appropriate) and make credits, payments and reductions accordingly under the Plan. Notwithstanding the foregoing, none of the foregoing adjustments shall be authorized or made if the existence or exercise of such authority with regard to Awards payable under the Plan would cause such Awards to otherwise fail to qualify as performance-based compensation. All such adjustments shall be undertaken in a manner that will not result in the Awards to otherwise fail to qualify as performance-based compensation.

The Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to annul, without the consent of the Eligible Employee, an Award already made hereunder, (ii) no amendment of the Plan that changes the material terms of the Plan, including the Eligible Employees who may receive Awards under the Plan, the maximum Award that may become payable to any Eligible Employee, as set forth in Section VI, or the definition of Non-GAAP Operating Profit upon which all Awards are initially denoted and may become payable, shall be effective unless approved by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company in accordance with Section 162(m) of the Code and (iii) no amendment may result in the Plan or any Awards failing to be exempt from, or in compliance with, Section 409A.

Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

XI. RIGHTS OF ELIGIBLE EMPLOYEES

Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any employee any right to continue in the employ or other service of the Company or in any way affect any right or power of the Company to terminate the employment or other service of any employee at any time with or without assigning a reason therefor.

No individual to whom an Award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such Award being paid.

No right or interest of any Eligible Employee in the Plan shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XII. MISCELLANEOUS

All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.
Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Virginia (without regard to principles of conflicts of law). Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to ensure that the Plan provides only for the “short-term deferral” of compensation and as such shall be exempt from 409A, unless the Award is deferred under another eligible deferred compensation plan in accordance with Section 409A. Any provision of this Plan governing the timing or form of payment of benefits hereunder may be modified by the Committee if, and to the extent deemed necessary or advisable, to ensure such exemption from Section 409A. Nothing in this Section XII shall be construed as an admission that any of the benefits payable under this Plan constitute “deferred compensation” subject to the provisions of Section 409A.

It is the intent of the Company that the Plan and any Awards payable under the Plan to Eligible Employees who are or may become persons whose compensation is subject to Section 162(m) of the Code and that are intended to constitute performance-based compensation satisfy any applicable requirements of Section 162(m) of the Code to qualify as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded or deemed to be amended to the extent necessary to conform to such requirements. Any Awards that are intended to constitute performance-based compensation may only become payable if the applicable performance measures are obtained. Awards that are intended to constitute performance-based compensation that are only nominally or partially contingent on obtaining the performance measures may not be awarded under the Plan. However, the Company may pay discretionary bonuses, or other types of compensation, outside the Plan, which may or may not be deductible. In no event, however, may an Eligible Employee be entitled to an Award under the Plan and other eligible plans under two arrangements, where payment under another plan that is not intended to be performance-based compensation is contingent upon the failure to meet the performance measures upon which the Awards that are intended to constitute performance-based compensation are based.

All payments pursuant to the Plan shall be subject to the terms and conditions of The Brink’s Company Compensation Recoupment Policy, as may be amended from time to time, and any successor policy thereto and the provisions thereof are incorporated in the Plan by reference. Any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).